Exhibit 99.1

SLS International Achieves Highest Monthly Sales in Company's History

August Sales of $609,000 Expected to Result in Record Third Quarter Sales

SPRINGFIELD, Mo., Sept. 7 /PRNewswire-FirstCall/ -- SLS International (OTC Bulletin Board: SITI - News) announced today that it generated record monthly sales for August. The Company had sales of $609,000 helped by growing sales of its Q Line Silver Surround Sound Home Theater Systems, which were recently shipped to a Fortune 50 retailer. The strong August results have helped the company record sales of $851,000 for the first two months of its third quarter that will end September 30, 2005. In addition, $437,000 in orders have been placed with the Company and are being produced to ship as soon as they are completed, which is expected to be by the end of September.

The combination of existing sales and orders scheduled to ship would generate sales of $1,288,000 for the third quarter, and with nearly one month remaining, the Company expects to receive many additional orders that will carry its sales momentum into the fourth and final quarter of it's fiscal year. Existing sales and orders already exceed the Company's previous highest quarterly revenue to date. SLS generated revenue of $855,000 for its second quarter ended June 30, 2005 and $576,000 for its third quarter in the year earlier period.

"We are beginning to see strong momentum as a result of many of our marketing initiatives, along with the exposure that we are receiving through our relationship with Mark Burnett Productions," said John Gott, SLS International's chief executive officer. "We are excited to work closely with entertainment icon Quincy Jones to help ensure that the rollout of the Q Line, currently underway, at a Fortune 50 retailer will be successful. While we believe we are well positioned to continue our strong revenue growth throughout 2005, many of the programs we are pursuing today will enable the Company to grow even faster next year."

About SLS:

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.